Exhibit 10.5
Employment Agreement
This Employment Agreement (“Agreement”) is made and entered into this 8th day of November 2008 (the “Effective Date”) by and between Biogold Fuels Corporation, a Nevada corporation and its subsidiaries (the “Company”) and James Burchetta (“Executive”).
WHEREAS, Executive has the experience to provide services to the Company of an extraordinary character which gives such services a unique value; and
WHEREAS, The Company desires to retain the services of Executive, and Executive desires to be employed by the Company for the term of this Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:
1. Employment. The Company hereby employs Executive as President of the Company. For the term of Executive’s employment, and upon the other conditions set forth in this Agreement, Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company.
2. Term. The term of this Agreement shall commence on the date hereof (the “Commencement Date”) and continue for a period of three years (the “Term”). At the end of such initial Term, this Agreement shall be extended automatically for successive three (3) year Terms of employment, unless either the Company or the Executive notifies the other party in writing at least one hundred and eighty (180) days prior to the end of the incumbent Term of any intention not to renew this Agreement, in which case this Agreement will terminate at the end of such incumbent Term. All references herein to the “Term” shall refer to both such initial Term and any such successive Terms. The date upon which the Term of this Agreement expires shall be referred to herein as the “Expiration Date.”

3. Position and Duties.
3.1. Services with the Company. During the term of this Agreement, Executive agrees to perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the Company’s Board of Directors (the “Board”). Executive shall duly and diligently perform all duties assigned to him while in the employ of the Company. He shall be bound by and faithfully observe and abide by all rules and regulations of the Company which are brought to his notice or of which he should be reasonably aware.
3.2. No Conflicting Duties. During Executive’s employment, Executive shall devote substantially all his business efforts and time to the Company. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company, other than as Chairman of the Board of Debt Resolve, Inc., to which the Company hereby consents. In addition, other than DRV, the Executive will not serve on the board of directors of any company other than Biogold Fuels Corporation without the consent of the majority of other board members of Biogold Fuels Corporation. Notwithstanding the foregoing, Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement.
3.3. Uniqueness of Executive’s Services. Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a unique value. Executive recognizes the uniqueness of the services he provides to the Company and realizes the Company may elect to purchase a life insurance policy to protect against Executive’s death for the benefit of the Company. In such event, Executive shall reasonably cooperate and take all steps necessary to assist Company in acquiring such policy or policies.

4. Compensation.
4.1 Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay according to its normal payroll procedures and policies to Executive a base annual salary of Two Hundred Thousand Dollars ($200,000) (the “Base Salary”).
Executive’s Base Salary shall be reviewed at least annually; however, the Company shall not reduce the Executive’s Base Salary at any time during this Agreement.
4.2 Options. In addition to the annual base salary set forth in Section 4.1 above, the warrant to purchase 9,000,000 shares of the Company’s stock granted to Employee in his Consulting Agreement, dated August 13, 2008, with the Company are hereby fully vested, and repriced to $0.01 per share (the closing price on November 6, 2008), and the Board may, in its sole discretion, award Executive bonus compensation in the form of stock options or stock awards under the Company’s then current employee stock option plan at intervals throughout the term of this Agreement and any renewal terms.
4.3. Cash Incentive Bonus. In the sole discretion of the Board of Directors, the Company may pay Executive an annual cash bonus (“Cash Bonus”). The Board of Directors shall set the Cash Bonus in a fair and reasonable manner. Said Cash Bonus may be equal to up to seventy percent (70%) of Executive’s Base Salary.
4.4 Expenses. The Company shall reimburse Executive for all reasonable pre-approved business or travel expenses and office related expenses incurred by Executive in the performance of his duties; including but not limited to: airfare, motor vehicle rental, lodging, meals, telephone, copy costs, and supplies.

4.5 Mobile Telephone. The Company will provide Executive with the exclusive use of a mobile (cellular and/or digital) telephone. Such use shall be reasonable in nature and will be predominately for business purposes.
4.7 Stock and Option Registration Rights. In the event the Company conducts a public offering of the Company’s shares, the Company shall provide Executive with registration rights to all shares, warrants and options which Executive then holds or otherwise directly or constructively owns.
5. Vacation, Sick Leave and Insurance
5.1 Annual Vacation. Executive shall be entitled to fifteen (15) days vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Vacation days will accrue at the rate of one and one quarter (1.25) days per each month of service rendered, which accrual shall start effective January 1, 2009. Any earned but unused vacation time will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months (12) upon termination or expiration of this Agreement.
5.2. Sick Leave. Executive shall be entitled to twelve (12) days sick leave each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, any unused vacation time shall carry over from year to year. Sick leave days will accrue at the rate of one (1) day per each month of service rendered. Any earned but unused sick leave will be paid to Executive based upon his annual rate of all compensation paid in the previous twelve months upon termination or expiration of this Agreement.
5.3. Health Insurance. The Company shall provide Executive and his immediate family members with comprehensive PPO or POS health insurance benefits which shall cover medical, dental and vision.

6. Compensation Upon the Termination of Executive’s Employment.
6.1 Compensation Upon Termination Not For Cause or for Good Reason. If, during the term of this Agreement, the Company terminates Executive’s Employment for any reason other than Cause, death or Permanent Disability, then, in addition to the amounts payable in accordance with Section 5(b), the Company shall pay Executive severance pay at a rate equal to your Base Salary in effect at the time of termination for a period of 12 months following the termination of Employment (the “Continuation Period”). Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings; provided that, if the Company’s stock becomes is publicly traded on an established securities market at the time of termination, such severance pay shall be paid in a single lump-sum cash payment on the 12 month anniversary of the employment termination date to the extent required by Code section 409A.
Any other provision of this Agreement notwithstanding, subsection 6.1 shall not apply unless and until (i) Executive has executed (and does not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) Executive has returned all Company property.
The benefits provided for in this provision are exclusive of any other rights or remedies which Executive would possess in the event the Company terminates the Agreement without cause. The Company agrees that in the event it terminates Executive=s employment without cause, Executive retains all rights and remedies available under the law, and the Company will not urge or otherwise argue or assert in any legal, including judicial or arbitration, proceeding that any provision of this Agreement as constitutes a waiver of rights by Executive.
6.2 Compensation Upon Termination Upon Death. In the event that Executive’s employment is terminated pursuant to section 10.2, Executive’s beneficiary or beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through three hundred and sixty-five (365) days after the date of his death.

6.3 Compensation Upon Termination Upon Disability. In the event that Executive’s employment is terminated pursuant to section 10.1, Executive shall be entitled to receive Executive’s then current Base Salary through three hundred sixty five (365) days after the date of his disability, less any amounts received by Employee from State or private disability insurance.
6.4. Change of Control. If there is a Change of Control (as defined below), and subsequent thereto the Executive’s employment with the Company terminates at any time within three (3) years after such Change of Control for reasons other than as provided in Section 7(b)(i), then the Executive shall be paid pursuant to this Agreement an amount equal to three (3) years’ salary at the Executive’s then current compensation (pursuant to Section 3(a)) at the date of termination. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.
7. Proprietary Matter. Except as permitted or directed by the Company, Executive shall not during the term of his employment or at any time thereafter divulge, furnish, disclose, or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

8. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.
9. Solicitation of Employees.
9.1. Agreement Not to Solicit Employees. During his employment by the Company hereunder and for the one (1) year period following the termination of such employment for any reason, Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any employees, consultants, and customers of the Company.
10. Termination Prior to Expiration of the Term.
10.1 Disability. Executive’s employment shall terminate upon Executive becoming totally or permanently disabled for a period of six (6) months or more. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job related, to engage in regularly or to perform adequately his assigned duties under this Agreement. Prior to terminating the Agreement pursuant to this provision, the Company shall engage and consult one or more physicians as may be reasonable.

10.2 Death of Executive. Executive’s employment shall terminate immediately upon the death of Executive.
10.3 Termination for Cause. The Company may terminate Executive’s employment for “Cause” (as hereinafter defined). No termination for “Cause” may be invoked by Company without first providing Executive with at least thirty (30) days written notice to correct any breach, default or causation. Such written notice shall set forth with reasonable specificity the Company’s basis for such notice of termination and Executive shall have thirty (30) days to correct the condition set forth in the notice.
10.3.1. Cause Defined. For all purposes of this agreement, “Cause” shall mean:
(i) the commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state by Executive;
(ii) Executive’s failure to perform his duties and responsibilities to the Company;
(iii) Executive’s commission of any act of fraud, embezzlement, dishonesty, misrepresentation, misappropriation or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company (or a successor, if appropriate);
(iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom Founder owes an obligation of nondisclosure as a result of Founder’s relationship with the Company (or a successor, if appropriate);

(v) Executive’s breach of a fiduciary duty owed to the Company;
(vi) Executive’s breach of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company which has not been approved by a majority of the disinterested directors of the Company’s Board of Directors, if such material breach remains uncured after the lapse of 30 days following the date that the Company has given the Executive written notice thereof;
(vii) Executive’s violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest which would include that Executive cannot provide services to any other entity, other than as approved by the Company’s Board of Directors, provided that Executive shall have the right to become an outside advisor to other companies where such a role does not conflict with Executive’s obligations to the Company;
(viii) Executive’s death or disability; or
(ix) Any other gross or willful misconduct by Executive.
10.5 Voluntary Termination of Employment By Executive For Other than Good Reason. Executive may voluntarily terminate his employment with the Company upon 30 days prior written notice for other than Good Reason. Executive shall not be entitled to any further payments of compensation beyond Executive’s resignation date if Executive voluntarily resigns under this Section 10.5.
10.6. Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, electronic media, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property (keys, office equipment, computers, mobile phones, credit cards, etc.) of the Company and Proprietary Matter, including but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

11. Assignment/Successors. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party except that Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.
This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation or other entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.
12. Indemnification. The company shall indemnify Executive as provided in the Nevada Private Corporations Law, Company Articles or Company’s Bylaws in effect at the commencement of this Agreement. The scope of indemnification to which Executive is entitled shall not be diminished, but may be expanded by the Company, by amendment of the Company’s Bylaws, Articles of Incorporation or otherwise. Executive shall indemnify and hold the Company harmless from all liability for loss, damages or injury resulting from the negligence or misconduct of Executive. The Parties are concurrently entering into a separate indemnification agreement to provide indemnification for the Executive, attached hereto at Exhibit A (the “Indemnification Agreement”).

13. Miscellaneous.
13.1 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
13.2 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter with the exception of the Indemnification Agreement which is incorporated by reference, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.3 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
13.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.
13.5 No Wavier. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
13.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
13.7 Survival. Sections 4.7, 7, 8, and 9 shall survive termination of this Agreement.
13.8 Notices. Any and all notices, requests or other communications required or permitted in or by any provision of this Agreement shall be in writing and may be delivered personally or by certified mail directed to the addressee at such person=s or entity=s last known post office address, and if given by certified mail, shall be deemed to have been delivered when deposited in such, mail postage prepaid.
13.9 Legal Proceedings. In the event of legal proceedings, including arbitration as set forth in Section 13.2 above, the prevailing party shall be entitled, in addition to such relief as is deemed to be appropriate, to recover such costs and reasonable attorneys= fees as are incurred therein.

13.10 Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the later of the end of the calendar year of the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)). To the extent that any severance payments (including payments on termination for “good reason”) come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Biogold Fuels Corporation:		Executive:

By:	/s/ Steve Racoosin	/s/ James Burchetta

James Burchetta
Name:	Steve Racoosin

Title:	CEO

Exhibit A
Indemnification Agreement